Exhibit 99.2

ENERJEX REACHES 100 WELLS DRILLED AND A

98% DRILLING SUCCESS RATE

Kansas-based oil and gas company sets new monthly production record in January with average daily production of

299 barrels of oil per day equivalent

OVERLAND PARK, KAN. (February 26, 2008) – EnerJex Resources, Inc. (OTC:BB- EJXR)  today reported key operating activities completed by its wholly owned operating subsidiaries, EnerJex Kansas (EJK) and DD Energy (DD), through the period ended January 31, 2008.

The company has drilled a total of 100 wells since April 2007, achieving a 98% success rate.  Gross oil production for January was 266 barrels of oil per day (BOPD). Through the partnership agreement and development agreement with Euramerica Energy, the Gas City project also produced 198 million cubic feet (mcf) of gas per day (equivalent to 33 BOPD) during the same time period.

EnerJex’s Chairman and CEO Steve Cochennet stated, “We continue to be very pleased with our progress at EnerJex. Our monthly barrels of oil per day equivalent (BOPDE) to-date has steadily increased and is setting a new production record during a very difficult month from a weather perspective, which is testament to the experience and dedication of our field operating staff. Exceeding our lender’s first debt covenant hurdle of 180 BOPDE by January 15 reflects the strides that EnerJex has made since our last capital raise.”

OPERATIONAL UPDATE BY AREA

Black Oaks Project

EJK, through its operating partner, MorMeg, LLC, has finished drilling 44 wells and is starting to complete some of the newly drilled enhanced oil recovery (EOR) wells.  EJK now has seven EOR wells that are operational.  Initial injection rates on an EOR well in the Black Oaks Field started at 35-40 barrels per day (bbls/d) injected and have increased to an average of 200 bbls/d injected.  EJK will continue to complete EOR wells as they are approved by the Kansas Corporation Commission (KCC).  EJK anticipates having a total of 13 EOR wells online and operational in the next 30 – 60 days.

Thoren Project

EJK has drilled a total of 31 wells at the Thoren project and plans to continue its aggressive drilling throughout 2008.  All production wells have been completed and are currently producing.  EJK has drilled 11 EOR wells, completing seven of them and is currently in the process of completing the remaining four.  EnerJex’s Project Manager, Brad Kramer, stated, “We are working very hard on the planning and permitting of our existing and future EOR wells.  EJK’s compliance team has submitted over 40 well application permits to the KCC since we began in April 2007.”

Tri-County Project

On September 14, 2007, EnerJex acquired nine leases in eastern Kansas.  The acquisition also included 100% working interest in 1,100 gross acres of leaseholds with up to 100 additional drilling locations. EJK has completed four newly drilled wells, giving the geologists valuable data to use in their future development plan.

EJK has worked-over approximately 20 wells on selected leases inside the Tri-County project. Due to the positive response from this activity, EJK plans to continue a similar program on several more of the Tri-County leases.

DD Energy Project

Effective September 1, 2007, DD acquired seven oil leases in eastern Kansas. The seven leases are in Johnson, Anderson and Linn counties in eastern Kansas. DD purchased a 100% working interest in 1,500 gross acres of leaseholds.

To date EJK has drilled a total of 11 wells on one of the seven leases.  Of the eleven wells, seven EOR wells and four producing wells have been drilled.  EJK has completed two of the producing wells and is underway on the completion of the remaining wells.

Gas City Project

EJK has drilled a total of 10 wells since establishing its partnership with Euramerica Energy.  EJK has completed three of the 10 wells and is currently evaluating the remaining wells for either coal bed methane gas or oil potential.  For the month of January, the Gas City Project averaged 198 million cubic feet per day, which is equivalent to 33 BOPD.  Pursuant to the agreement with Euramerica Energy, EJK owns all production from the wells; however, Euramerica Energy is paid 90% of the net revenue interest derived from production of the wells.

About EnerJex Resources, Inc.

EnerJex is an oil and natural gas acquisition, exploration and development company. Operations, conducted solely through EnerJex Kansas and DD Energy, its wholly owned operating subsidiaries, are focused on the mid-continent region of the United States. EnerJex acquires oil and natural gas assets that have existing production and cash flows.

Once acquired, EnerJex implements an exploration and development program to accelerate the recovery of the existing oil and natural gas as well as to explore for additional reserves.

EnerJex recently changed the name of its operating subsidiary, Midwest Energy, to EnerJex Kansas.  DD Energy was formed in August 2007 to acquire certain leases in Eastern Kansas. More information on EnerJex and its operations can be found on its website: www.EnerJexResources.com.

Forward-Looking Statement

The statements in this press release regarding the operational successes, including the BOPDE from EnerJex wells, number of current and anticipated wells, well success rate, current operations, future outlook, and any other effects resulting from any of the above forward-looking statements involve risks and uncertainties.  Such risks and uncertainties, include, but are not limited to: the continued production of oil at historical rates; any benefits to be derived from the EOR wells; costs of operations and development; delays, and any other difficulties related to producing oil; rig availability; price of oil; exploitation and exploration successes; marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation; the ability of EJK to receive additional well permits from the KCC; actions taken and to be taken by the government as a result of political and economic conditions; future financial and operational results; competition; general economic, market or business conditions; and the ability to manage and continue growth. Although EnerJex believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents EnerJex files from time to time with the Securities and Exchange Commission (SEC). EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

 Debbie Hagen, Hagen and Partners

(913) 642-3715

dhagen@hagenandpartners.com